Exhibit 5.1

To the Board of Directors
of Globant S.A.
37A, avenue John F. Kennedy,
L-1855 Luxembourg
Grand Duchy of Luxembourg

Luxembourg, 7 April 2021

Your ref.	: /
Our ref.	: 52801/ 33353565
max.kremer@arendt.com
Tel. : (352) 40 78 78-253
Fax : (352) 40 78 04-634

Globant S.A. – S-8 Registration Statement

Ladies and Gentlemen,

We are acting as Luxembourg counsel for Globant S.A., a Luxembourg société anonyme, having its registered office at 37, avenue John F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Registre de Commerce et des Sociétés de Luxembourg under number B 173727, (the “Company”) in connection with the Company’s filing of a registration statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Registration Statement”) relating to the registration of two million one hundred thousand (2,100,000) ordinary shares, each with a nominal value of one US dollar and twenty cents (US$ 1.20) per share (the “Plan Shares”) which may be issued or granted by the Company under the Employee Stock Purchase Plan (as this term is defined below). The Plan Shares to be newly issued by the Company under the Employee Stock Purchase Plan are hereinafter referred to as the “New Plan Shares” whereas the Plan Shares to be granted by the Company under the Employee Stock Purchase Plan out of the treasury shares held by the Company as of the date of the present opinion are hereinafter referred to as the “Treasury Shares”.

1.	Scope

In arriving to the opinions expressed below, we have examined and relied on the documents identified in Appendix A hereto as well as on such corporate records as have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

2.	Assumptions

We have assumed for the purposes hereof that the Company will at all times continue to have a sufficient authorised unissued share capital and sufficient authorised unissued ordinary shares with the relevant waivers in force, to issue the New Plan Shares to be issued under the Employee Stock Purchase Plan. We have also assumed that the Company will at all times continue to have sufficient Treasury Shares to grant the Treasury Shares to be granted under the Employee Stock Purchase Plan. We have further assumed that the board of directors of the Company or its duly authorised committee or delegates will duly pass the relevant resolutions for the issue and/or grant of the Plan Shares in accordance with the Restated Articles of Association, the terms of the Employee Stock Purchase Plan and applicable law.

1.	For the purposes of the present opinion we have further assumed (i) the genuineness of all signatures and seals and that all documents reviewed are duly signed by the persons purported to have signed them; (ii) the completeness and conformity to originals of all documents supplied to us as certified, photostatic, scanned, electronically transmitted copies or other copies of the documents reviewed and the authenticity of the originals of such documents and the conformity to originals of the latest drafts reviewed by us; (iii) that there have been no amendments to the documents in the form delivered to us for the purposes of this opinion; (iv) that there is no other resolutions, decisions, agreement or undertaking and no other arrangement (whether legally binding or not) which renders any of the documents or information reviewed or provided to us inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion and that the documents reviewed accurately record the whole of the terms agreed between the parties thereto relevant to this opinion; (v) that no proceedings have been instituted or injunction granted against the Company to restrain it from performing any of its obligations under the Employee Stock Purchase Plan and/or issue or grant the Plan Shares; (vi) that the terms used in the documents reviewed carry the meaning ascribed to them in vernacular English; (vii) that the terms governing the Employee Stock Purchase Plan are legal, valid and binding under their respective applicable laws; (viii) that the corporate bodies of the Company have approved the terms of the Employee Stock Purchase Plan, pursuant to which the Plan Shares will be issued and/or granted, in accordance with applicable laws; (ix) that upon issue of any New Plan Shares the Company will receive payment in cash or in kind of an issue price at least equal to the nominal value thereof; (x) that the New Plan Shares will be issued within the limits of the authorized share capital of the Company; (xi) that there will be no amendments to the authorised share capital of the Company which would adversely affect the issue of the New Plan Shares and the conclusions stated in this opinion; (xii) that upon issue of any Treasury Shares the Company received payment in cash or in kind of an issue price at least equal to the nominal value thereof or that the relevant Treasury Shares were issued by way of incorporation of available reserves into the share capital; (xiii) that the Treasury Shares have been legally acquired by the Company; (xiv) that the head office (administration centrale), the place of effective management (siège de direction effective), and, for the purposes of the regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), the center of main interests (centre des intérêts principaux) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg.

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

The opinions expressed herein are subject to all limitations by reason of gestion contrôlée, concordat, faillite, bankruptcy, moratorium (sursis de paiement) and other, insolvency, moratorium, controlled management, general settlement with creditors, reorganisation or similar laws affecting creditors’ rights generally.

3.	Opinion

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

3.1.	The New Plan Shares, once subscribed, fully paid-up and issued under the Authorized Share Capital and in accordance with the Restated Articles of Association and the Employee Stock Purchase Plan, will be validly issued, fully paid and non-assessable (within the meaning that the holder of such shares shall not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors).

3.2.	The Treasury Shares have been validly issued, fully paid up and are non-assessable.

4.	Qualifications

This opinion speaks as of the date hereof and is subject to all limitations by reason of national or foreign bankruptcy, insolvency, winding-up, liquidation, moratorium, controlled management, suspension of payment, voluntary arrangement with creditors, fraudulent conveyance, general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof which affect the opinion in any respect.

This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance and/or grant of the Plan Shares by the Company. It may not be used, circulated, quoted, referred to or relied upon for any other purpose without our written consent in each instance. We hereby consent to filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand Duchy of Luxembourg and registered on the list V of lawyers of the Luxembourg Bar.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

/s/ Max Kremer
Max Kremer
Partner

APPENDIX A – DOCUMENTS

1.	A copy of the updated articles of association of the Company as at 5 February 2021 (the “Restated Articles of Association”).

2.	A scanned copy of the signed written resolutions of the board of directors of the Company dated 1st March 2021 that, among others, approved the Employee Stock Purchase Plan.

3.	A scanned copy of the signed written resolutions of the compensation committee of the board of directors of the Company dated 12 March 2021 that, among others, approved the Employee Stock Purchase Plan.

4.	A copy of the Terms and Conditions Governing the Globant S.A. 2021 Employee Stock Purchase Plan to be filed as exhibit 99.1 to the Registration Statement (the “Employee Stock Purchase Plan”).

5.	A copy of the certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) dated 7 April 2021 and issued by the Luxembourg Trade and Companies’ Register in relation to the Company.

6.	An excerpt dated 7 April 2021 in respect of the Company issued by the Luxembourg Trade and Companies’ Register.